Exhibit 99.1

FOR IMMEDIATE RELEASE

Item 9 Labs Corp. to Acquire The Herbal Cure in Denver, Colorado

-	Future Flagship Corporate Location Generated $5.4 Million in Revenue in 2021
-	Second Colorado Acquisition Fuels Market Expansion for the Company’s Dispensary Franchise, Unity Rd.
-	Acquisition Includes Cultivation License, Complementing the Company’s National Retail and Product Expansion Efforts

DENVER (March 17, 2022) — Item 9 Labs Corp. (OTCQX: INLB) (the “Company”) — a vertically integrated cannabis dispensary franchisor and operator that produces premium, award-winning products — announced today that it has signed an Asset Purchase Agreement (the “APA”) with The Herbal Cure, a medicinal and recreational dispensary and cultivator operating in Denver, Colorado.

The Herbal Cure was founded in 2010 and generated revenues of $5.4 million in 2021. Located in the desirable and central neighborhood of Washington Park in Denver, the 1,500 square-foot medicinal and recreational dispensary will be the Company’s future flagship location for the brand. Item 9 Labs Corp. anticipates the dispensary to be transitioned over to its cannabis dispensary franchise brand, Unity Rd., within six months of closing the acquisition, which is currently awaiting regulatory approval by Colorado's Marijuana Enforcement Division (the “MED”) and the City of Denver.

The acquisition includes the current 5,000 square-foot facility, which has 3,500 square feet of space for on-site cultivation operations, corporate offices, team training and more. Item 9 Labs Corp. has room to expand the sales floor with additional point-of-sale terminals and expanded product assortment, in addition the potential to offer delivery services through one of the Company’s social equity partners.

On the cultivation side, the APA also consists of a 3,000 square-foot medicinal and recreational cultivation. The Company anticipates introducing its award-winning cannabis products from Item 9 Labs to the Colorado market in the year ahead. With nearly 30 podium finishes in Arizona marijuana competitions, Item 9 Labs is a trusted source for premium cannabis products with a catalog that spans 100-plus products across five core categories, including several active cannabis strains, cannabis vape products, premium concentrates and Orion vape technology.

“The Herbal Cure acquisition represents an accretive opportunity for the Company and is well-positioned with our national retail and product expansion strategy,” said the Company’s Chief Strategy Officer, Jeffrey Rassas.

Unity Rd. is the growth vehicle that will bring Item 9 Labs products to new markets. The Company is focusing product expansion efforts on states such as Colorado, where there are two to three Unity Rd. shops in operation to ease new market product entry and focus operations. In Colorado, Unity Rd. currently has a franchise shop located in Boulder as well as a corporate shop opening in the next few months in Adams County that will later be sold to a Unity Rd. franchise partner. This expansion strategy gives the Company’s dispensary franchise partners front-of-the-line access to a reliable, award-winning product supply chain. The Unity Rd. brand also benefits from the national product consistency that consumers have come to expect from franchise brands.

“With The Herbal Cure dispensary ideally located in South Denver, we anticipate seeing accelerated brand penetration in the market thanks to heightened exposure amongst daily commuters as well as high traffic from tourism, especially during the summer months,” said the Company’s Vice President of Mergers and Acquisitions, Mark Busch. “This flagship location is a tremendous value-add for the Unity Rd. brand as we develop in the Colorado market and is a premier avenue for our plan to bring our Item 9 Labs products to the state.”

In addition to Colorado, Item 9 Labs Corp. is actively seeking acquisitions of cannabis dispensaries in key markets in Arizona, Michigan and Oklahoma to convert into the Unity Rd. brand. Currently, the dispensary franchise has multiple agreements signed with nearly 20 entrepreneurial groups who are in various stages of development nationwide. It offers entrepreneurs the tools, resources, systems and training needed to successfully run a cannabis dispensary in their market, meanwhile maintaining full ownership of their business and dispensary license.

More Information on Item 9 Labs Corp. and its brands:

Visit https://item9labscorp.com/

Cannabis Operators Interested in Selling Their Dispensary License:
Contact Mark Busch at acquisitions@item9labs.com

About Item 9 Labs Corp.

Item 9 Labs Corp. (OTCQX: INLB) is a vertically integrated cannabis operator and dispensary franchisor delivering premium products from its large-scale cultivation and production facilities in the United States. The award-winning Item 9 Labs brand specializes in best-in-class products and user experience across several cannabis categories. The company also offers a unique dispensary franchise model through the national Unity Rd. retail brand. Easing barriers to entry, the franchise provides an opportunity for both new and existing dispensary owners to leverage the knowledge, resources, and ongoing support needed to thrive in their state compliantly and successfully. Item 9 Labs brings the best industry practices to markets nationwide through distinctive retail experience, cultivation capabilities, and product innovation. The veteran management team combines a diverse skill set with deep experience in the cannabis sector, franchising, and the capital markets to lead a new generation of public cannabis companies that provide transparency, consistency, and well-being. Headquartered in Arizona, the company is currently expanding its operations space by up to 640,000-plus square feet on its 50-acre site, one of the largest properties in Arizona zoned to grow and cultivate flower. For additional information, visit https://investors.item9labscorp.com/.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, including, but not limited to, risks and effects of legal and administrative proceedings and governmental regulation, especially in a foreign country, future financial and operational results, competition, general economic conditions, proposed transactions that are not legally binding obligations of the company and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include the introduction of new technology, market conditions and those set forth in reports or documents we file from time to time with the SEC. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

###

Media Contact:

Item 9 Labs Corp.

Jayne Levy, VP of Communications

Jayne@item9labs.com

Investor Contact:

Item 9 Labs Corp.

800-403-1140

Investors@item9labscorp.com